Exhibit 5.1

300 E. Second Street, Suite 1510
Reno, NV 89501
PH (775) 788-2200 | FX (775) 786-1177
fennemorecraig.com

January 30, 2020

Ashford Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX  75254

Ladies and Gentlemen:

We are acting as counsel to Ashford Inc., a Nevada corporation formerly known as Ashford Nevada Holding Corp. (the “Company”), in connection with the filing of a post-effective amendment to its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 420,000 newly issued shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are issuable pursuant to the Company’s 2014 Incentive Plan, as amended (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Amendment to the Registration Statement, which is being filed in connection with the consummation of the business combinations contemplated by the Combination Agreement dated as of May 31, 2019, as amended (the “Combination Agreement”), by and among Archie Bennett, Jr. and Monty J. Bennett, Remington Holdings, L.P., a Delaware limited partnership, Remington Holding GP, LLC, a Delaware limited liability company, MJB Investments, LP, Ashford Inc., a Maryland corporation, James L. Cowen, Jeremy J. Welter, Ashford Nevada Holding, Corp., a Nevada corporation and Ashford Merger Sub Inc., a Maryland corporation.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan, (iii) the Combination Agreement, and (iv) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We

January 30, 2020

have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when the Shares are issued pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

With respect to the Shares, we have assumed that at the time of issuance, the Company has sufficient authorized, but unissued shares available to allow for such issuance.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL